                                                                    EXHIBIT 4.8

AMENDED AND RESTATED
AGREEMENT RELATING TO SHELDAHL

         This Amended and Restated Agreement Relating to Sheldahl ("Agreement"), dated as of November 10, 2000, by and between Sheldahl, Inc., a Minnesota corporation ("Sheldahl"), and Molex Incorporated, a Delaware corporation ("Molex").

                              PRELIMINARY STATEMENT

         Sheldahl and Molex entered into an Agreement Relating to Sheldahl dated as of November 18, 1998 (the "Original Sheldahl Agreement").

         Under the terms of an Agreement and Plan of Merger, dated the dated hereof, among Sheldahl, IFT West Acquisition Company ("IFT"), a Delaware corporation and wholly-owned subsidiary of Sheldahl, International Flex Holdings, Inc., a Delaware corporation ("IFH"), and the stockholders of IFH (the "Merger Agreement"), Sheldahl has proposed to issue shares of its common stock, par value $.25 per share ("Sheldahl Common Stock"), to the stockholders of IFH in exchange for all outstanding equity securities of IFH.

         Under the terms of a Stock Purchase Agreement, dated the date hereof, among Sheldahl and the purchasers listed on Exhibit A thereto (the "Stock Purchase Agreement"), Sheldahl has proposed to issue shares of Sheldahl Common Stock and its Series G Convertible Preferred Stock ("Series G Preferred Stock") to the purchasers party thereto.

         Under the terms of a Subordinated Notes and Warrant Purchase Agreement, dated the date hereof, among Sheldahl and the purchasers listed on Exhibit A thereto (the "Subordinated Debt Agreement"), Sheldahl has proposed to issue subordinated notes and warrants to purchase shares of Sheldahl Common Stock ("Warrants") to the purchasers party thereto.

         As an inducement to the foregoing transactions, the parties hereto desire to amend and restate in its entirety the Sheldahl Agreement as set forth below.

         NOW THEREFORE, the parties hereto agree that effective as of the Effective Time (as such term is defined in the Merger Agreement), the Sheldahl Agreement shall, without any further action by any party, be amended as follows:

                                    SECTION 1
                             RIGHT OF FIRST REFUSAL

         1.1 Definitions

                  "Acquisition" shall mean shall mean (i) a transaction including a merger, consolidation, acquisition, financing transaction, tender offer or exchange offer involving Sheldahl (other than transactions solely between Sheldahl and its wholly-owned subsidiaries or between Sheldahl and Molex) following which any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or group (as such term is defined in Section 13(d) of the 1934 Act) becomes or would become the "Beneficial Owner" (as such term is defined in Rule 13d-3 of the 1934 Act) of (x) a majority of the Sheldahl Common Stock, or (y) securities representing a majority of the combined voting power of all Voting Securities of Sheldahl, or following which persons who were Beneficial Owners of the Sheldahl Common Stock and Voting Securities of Sheldahl immediately before such transaction do not, after such transaction, beneficially own, directly or indirectly, a majority of the issued and outstanding shares of Sheldahl Common Stock and combined voting power of the Voting Securities of Sheldahl or (ii) the disposition, by sale, lease, exchange, contribution or otherwise, of all or substantially all of the assets of Sheldahl. Anything herein to the contrary notwithstanding, the execution, delivery or performance under the Merger Agreement, the Stock Purchase Agreement and the Subordinated Debt Agreement will not constitute an Acquisition, as that term is used herein.

                  "Voting Securities" shall mean securities issued by Sheldahl entitled to vote in the election of directors of Sheldahl.

                  "Convertible Securities" shall mean equity securities or debt securities convertible into, or exercisable or exchangeable for, shares of Sheldahl Common Stock, including options and warrants.

                  "Identified Party" shall mean (i) any of the parties listed on
Schedule I, (ii) any person (as such term is used in Rule 13d-5 of the rules promulgated by the Securities and Exchange Commission under the 1934 Act, group (as such term is defined in Section 13(d) of the 1934 Act) or affiliate or associate (as such terms are defined in Section 302A.011, subdivisions 43 and 45, respectively, of the Minnesota Business Corporation Act) of any party listed on Schedule I; and (iii) any acquiror of, or successor-in-interest to, any person set forth in (i) above.

         1.2 In the event the Board of Directors of Sheldahl receives a bona fide offer (which the Board of Directors of Sheldahl is willing to accept) from an Identified Party for an Acquisition, Sheldahl will advise Molex in writing of the terms and conditions of such offer (the "Notice").

         1.3 Molex shall, within ten (10) business days following its receipt of the Notice, advise Sheldahl in writing whether it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice (but in any event on terms not less favorable to Sheldahl than those described in the Notice), and shall provide Sheldahl evidence of its ability to finance the Acquisition.

         1.4 If Molex advises Sheldahl that it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice (but in any event on terms not less favorable than those described in the Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the Board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to execute a definitive agreement with respect to the Acquisition within forty-five (45) business days after it advises Sheldahl that it is willing to consummate the Acquisition and consummate the Acquisition within ninety (90) days of the date on which Molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions described in the Notice.

         1.5 If Molex advises Sheldahl that it is not willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice, or fails to advise Sheldahl of its intentions within the 10-business day period referred to in Section 1.3 above, or Molex fails to execute a definitive agreement with respect to the Acquisition within the 45-business day period referred to in Section 1.4 above or Molex fails to proceed in good faith to consummate the Acquisition within the 90-day period referred to in Section 1.4 above, Sheldahl shall be free to consummate an Acquisition with the Identified Party upon terms and conditions that are not more favorable to the Identified Party than those described in the Notice.

         1.6 If Sheldahl wishes to solicit interests for an Acquisition by any Identified Party, Sheldahl shall advise Molex in writing of the terms and conditions upon which it is willing to consummate the Acquisition ("Sheldahl Notice").

         1.7 Molex shall, within ten (10) business days following its receipt of the Sheldahl Notice, advise Sheldahl in writing whether it is willing to consummate an

Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice (but in any event on terms not less favorable to Sheldahl than those described in the Sheldahl Notice) and shall provide Sheldahl with evidence of its ability to finance the Acquisition.

         1.8 If Molex advises Sheldahl that it is willing to consummate an Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice (but in any event on terms not less favorable to Sheldahl than those described in the Sheldahl Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the Board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to execute a definitive agreement with respect to the Acquisition within forty-five
(45) business days after it advises Sheldahl that it is willing to consummate the Acquisition and to consummate the Acquisition within ninety (90) days of the date on which Molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions described in the Sheldahl Notice.

         1.9 Subject to Sections 1.2, 1.3, 1.4 and 1.5, if Molex advises Sheldahl that it is not willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice, or fails to advise Sheldahl of its intentions within the 10-business day period referred to in Section 1.7 above, or Molex fails to execute a definitive agreement with respect to the Acquisition within the 45-business day period referred to in Section 1.8 above or Molex fails to proceed in good faith to consummate the Acquisition within the 90-day period referred to in Section 1.8 above, Sheldahl shall be free to solicit for and consummate the Acquisition with an Identified Party upon terms and conditions that are not more favorable to an Identified Party than those described in the Sheldahl Notice, subject to the terms of Section 1.11.

         1.10 In the event any Identified Party advises Sheldahl, after the date Molex receives a Notice or a Sheldahl Notice, as the case may be, that such Identified Party is willing to enter into an Acquisition with Sheldahl on terms and conditions at least as favorable to Sheldahl as those described in the Notice or the Sheldahl Notice (the "Second Offer"), Sheldahl shall provide Molex with a written notice that sets forth the terms and conditions of such Second Offer and the identity of the Identified Party (the "Second Notice"). Following receipt of the Second Notice, Molex shall, within five (5) business days (provided such date is at least 30 days after the date of the Notice or the Sheldahl Notice, as the case may be) advise Sheldahl in writing whether it is willing to consummate an Acquisition with Sheldahl upon substantially the same terms and conditions described in the Second Notice (but in any event on terms not less favorable to Sheldahl than those described in the Second Notice) and shall provide Sheldahl with evidence of its ability to finance the Acquisition. If Molex advises Sheldahl that it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Second Notice (but in any event on terms not less favorable to Sheldahl than those described in the Second Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the Board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to consummate the Acquisition within ninety (90) days of the date on which Molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions of the Second Notice. If Molex advises Sheldahl that it is not willing to consummate the Acquisition upon substantially the same terms and conditions of the Second Notice, or fails to advise Sheldahl of its intentions within the five
(5) business day period referred to in this section, or Molex fails to proceed in good faith to consummate the Acquisition within ninety (90) days, Sheldahl shall be free to consummate the Acquisition with the Identified Party identified in the Second Notice upon terms and conditions that are not more favorable to the Identified Party than those described in the Second Notice.

         1.11 If Sheldahl shall receive offers from (i) any Identified Party as provided in Section 1.9; or (ii) any Identified Party subsequent to the date of the Second Offer that are more favorable to Sheldahl or its shareholders than the Second Offer, Sheldahl shall advise Molex in writing of the terms and conditions of such additional offers prior to accepting any such further offer and, with respect to clause (i) above, Molex shall receive such notice at least five business days prior to Sheldahl accepting any such offer. However, in light of the fiduciary duties of the Board of Directors of Sheldahl in such a situation, Sheldahl shall be free to accept that offer which the Board of Directors of Sheldahl determines is most favorable to Sheldahl or its shareholders. Sheldahl's decision as to which party's terms are most favorable shall be final and binding.

         1.12 If the Acquisition contemplates payment of consideration (including any tax deferral benefits and other non-cash items) to Sheldahl or its shareholders other than cash, and Molex is not able to pay or deliver to Sheldahl or its shareholders the same form of non-cash consideration, Molex shall, in its notice to Sheldahl to express its intention to consummate an Acquisition, set forth in detail the form of consideration Molex is offering in the Acquisition (the "Substitute Consideration"). Such Substitute Consideration shall be substantially equivalent in value from a financial point of view to Sheldahl or its shareholders when compared to the original consideration offered to Sheldahl by a third party or solicited by Sheldahl from a third party, as the case may be. If Molex and Sheldahl disagree whether the Substitute Consideration offered by Molex is "substantially equivalent in value from a financial point of view," the final determination shall be made by a reputable investment bank mutually acceptable to Sheldahl and Molex which has not performed services for either Sheldahl or Molex in the past twelve (12) months, which determination shall be binding upon Molex and Sheldahl; provided, however, that the Board of Directors of Sheldahl, after consultation with its counsel, shall be satisfied in good faith that it has fulfilled its fiduciary duties by accepting the determination of the investment bank. In the event it is determined that Molex's Substitute Consideration is not "substantially equivalent in value from a financial point of view," Sheldahl shall provide written notice to Molex reasonably describing such deficiency (the "Deficiency Notice"), in which event Molex may provide a modified offer providing Substitute Consideration which is "substantially equivalent in value from a financial point of view" in writing within five (5) business days of Sheldahl's Deficiency Notice. In the event Molex does not provide the modified offer as provided above within the time period provided above, Sheldahl shall be entitled to accept the third party offer free of any rights of Molex under this Agreement.

         1.13 Notwithstanding any other provision contained in this Agreement, Molex's rights under this Section 1 shall be terminated on the earlier of (a) the date which is the thirty (30) month anniversary of the Effective Date; or
(b) the date on which Molex and Sheldahl execute a mutually acceptable supply and technology agreement (Molex and Sheldahl acknowledge and agree that nothing contained in this Agreement shall require Molex and Sheldahl to enter into to such supply and technology agreement).

         1.14 So long as Sheldahl shall have satisfied all of its obligations under the Amended Supply Agreement, arising after the Effective Time, it shall be a condition to Sheldahl's obligations under section 1 hereof that Molex have satisfied all of its obligations under the Amended Supply Agreement arising after the Effective Time. "Amended Supply Agreement" shall mean the Sheldahl and Molex Agreement, dated January 2, 1997, between Sheldahl and Molex, as amended as of the date hereof. "Effective Time" shall mean the Effective Time as defined in the Merger Agreement.

                                    SECTION 2
                                PREEMPTIVE RIGHTS

         2.1 Preemptive Rights. If Sheldahl proposes to issue additional Sheldahl Common Stock or Convertible Securities other than (i) grants of options to acquire Sheldahl Common Stock under Sheldahl's employee and consultant benefit plans adopted by Sheldahl and except for Sheldahl Common Stock issued upon exercise of such options granted pursuant to such plans; (ii) shares of Sheldahl Common Stock issued upon conversion of the (a) 15,000 shares of Series B Convertible Preferred Stock; (b) 32,917 shares of Series D Convertible Preferred Stock; (c) 10,000 shares of Series E Convertible Preferred; (d) 7,000 shares of Series F Convertible Preferred; and (e) 25,000 shares of Series G Convertible Preferred of Sheldahl and upon payment of dividends with respect to such shares set forth in clauses (a) through (e); (iii) shares of preferred stock, Sheldahl Common Stock or rights of Sheldahl issued pursuant to Sheldahl's Rights Agreement dated June 16, 1996 with Norwest Bank Minnesota, N.A., as amended (the "Rights Agreement"); (iv) shares issued upon exercise of warrants outstanding (including all warrants issued or to be issued with respect to the Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock) or issued pursuant to the Subordinated Debt Agreement; or (v) shares issued pursuant to the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, Sheldahl will give Molex written notice of its intention to issue such Common Stock or Convertible Securities in a private or public equity or debt offering. Molex shall have the right to purchase a portion of such Sheldahl Common Stock or Convertible Securities in such number which when combined with the Sheldahl Common Stock owned beneficially by Molex on the effective date of issuance will equal the percentage of the issued and outstanding Sheldahl Common Stock after such issuance which Molex beneficially owned immediately prior to the issuance of such additional Sheldahl Common Stock or Convertible Securities. Notwithstanding the foregoing, in no event shall (i) Molex's ownership following any purchase under this Section 2.1 exceed 10% of the issued and outstanding Sheldahl Common Stock (as determined pursuant to Section 4.1); or (ii) Molex's Beneficial Ownership (as defined in the Rights Agreement) following such purchase result in Molex being an "Acquiring Person" (as defined in the Rights Agreement). Sheldahl covenants that it will amend the Rights Agreement if necessary in a form reasonably acceptable to Molex to ensure that the issuance of securities to Molex pursuant to the Subordinated Debt Agreement will not result in Molex becoming an Acquiring Person (as such term is defined the Rights Agreement) and will not cause the Rights Agreement to be amended in such a manner as to cause Molex to be an Acquiring Person.

          2.2 Exercise of Preemptive Rights. In order to exercise its purchase rights hereunder, Molex must within ten (10) business days after receipt of written notice from Sheldahl describing in reasonable detail the Sheldahl Common Stock or Convertible Securities being offered, the purchase price thereof, the payment and other terms and conditions thereof and Molex's percentage allotment, deliver a written notice to Sheldahl describing its election hereunder.

         2.3 Expiration of Offering Period. Upon the expiration of the ten (10) day period described above, Sheldahl shall be entitled to sell such Sheldahl Common Stock or Convertible Securities which Molex has not elected to purchase for a period of 90 days following such expiration on substantially the same terms and conditions as those offered to Molex.

         2.4 No Rights in Certain Transactions. Notwithstanding the foregoing but subject to the following, Molex shall not be entitled to the preemptive rights set forth in Section 2.1 above in connection with an issuance by Sheldahl of Sheldahl Common Stock or Convertible Securities in an acquisition of assets or the business of a third party where Sheldahl is the continuing or surviving entity, but where such transaction is not an Acquisition, provided however, Molex shall have the right to purchase a number of shares of Sheldahl Common Stock necessary to allow Molex to beneficially own, after giving effect to such transaction described in this Section 2.4, the lesser of (i) the percentage of issued and outstanding Sheldahl Common Stock which Molex beneficially owned on the date immediately prior to such transaction; or (ii) 5% of the issued and outstanding Sheldahl Common Stock (as determined pursuant to Section 4.1). The purchase price for such shares shall be at a price equivalent to the value of the Sheldahl Common Stock received by the third party or shareholders of the third party to such transaction. Molex shall exercise this right within ten (10) business days after receipt of written notice from Sheldahl and, notwithstanding clause (ii) in the first sentence of Section 4.1, this Agreement shall not terminate in the event Molex has exercised such right prior to the termination of such ten business day period. Notwithstanding clause (ii) in the first sentence of Section 4.1, this Agreement shall not terminate in the event an issuance of Sheldahl Common Stock or Convertible Securities resulting from an event described in this Section 2.4 that causes Molex to beneficially own less than five percent (5%) of the issued and outstanding Sheldahl Common Stock (a "Termination Event") if either (i) Sheldahl provides Molex with the right to purchase shares of Sheldahl Common Stock or Convertible Securities in an amount necessary to allow Molex to beneficially own five percent (5%) of the issued and outstanding Sheldahl Common Stock after such issuance and Molex exercises such purchase rights within ten business days after receipt of written notice from Sheldahl describing the stock or securities to be offered and the purchase price thereof; or (ii) Molex purchases shares in the market to increase its beneficial ownership of Sheldahl Common Stock to five percent (5%) or more within 90 days of the Termination Event.

                                    SECTION 3
                              BOARD REPRESENTATION

         3.1 Board Representation. At least fifteen (15) days prior to the meeting of the Board of Directors of Sheldahl establishing the slate of directors for the next scheduled Annual Meeting of Shareholders of Sheldahl, Sheldahl shall provide Molex with a notice of such meeting. Prior to the date of such directors' meeting, Molex shall give the nominating committee of Sheldahl's Board of Directors, in writing, the names of two director candidates selected from Molex's current or past executive management team. Sheldahl will nominate and solicit proxies for the election of one such candidate submitted by Molex as a member of the Board of Directors of Sheldahl at that Annual Meeting of Shareholders and at each succeeding Annual Meeting of Shareholders of Sheldahl; provided, however, that after termination of this Agreement pursuant to Section 4, Sheldahl shall no longer be obligated to nominate and solicit proxies for the election of such designee of Molex as a director of Sheldahl and such nominee shall, if requested by the Board of Directors of Sheldahl, resign from the Sheldahl Board of Directors. At the first meeting of the Board of Directors after the date of this Agreement, Molex's designee (as described above) shall be appointed by the Board of Directors as a Board member.

                                    SECTION 4
                                  MISCELLANEOUS

         4.1 Term and Termination. This Agreement shall terminate and Molex shall have no further rights under this Agreement on the earliest to occur of the following: (i) when Molex first ceases to beneficially own at least 75% of the number of shares of Sheldahl Common Stock owned beneficially by Molex as of July 30, 1998, as indicated on Exhibit A; (ii) subject to Section 2.4,when Molex first ceases to beneficially own at least 5% of the issued and outstanding Sheldahl Common Stock; or (iii) completion of an Acquisition falling within the scope of the definition of Acquisition above. For purposes of this Agreement, when determining the issued and outstanding Sheldahl Common Stock or the Sheldahl Common Stock owned beneficially by Molex, (i) all issued and outstanding shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock shall be deemed converted to Common Stock; (ii) all warrants outstanding (including all warrants issued or to be issued with respect to the Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, and Series G Convertible Preferred Stock) or issued pursuant to that certain Subordinated Debt Agreement by and among Sheldahl; and (iii) all subsequently issued and outstanding Convertible Securities (other than options granted to employees or directors and Convertible Securities that are out of the money) shall be deemed converted to Common Stock. With respect to (i) and (iii) immediately above, the number of shares of Sheldahl Common Stock to be issued upon conversion shall be determined as of the date a determination is to be made pursuant to this Agreement.

         4.2 Governing Law. This Agreement as amended and restated shall be governed in all respects by the laws of the State of Minnesota as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

         4.3 Successors and Assigns. This Agreement as amended and restated shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement as amended and restated may not be assigned by a party without the prior written consent of the other party.

         4.4 Effectiveness of Agreement. This Agreement as amended and restated hereby shall become a binding agreement effective upon execution and delivery by the parties hereto, but the provisions hereof shall not take effect until the Effective Time and this Agreement shall be deemed null, void and without effect without any further action on the part of either party hereto if any of the Merger Agreement, Stock Purchase Agreement or the Subordinated Debt Agreement is terminated or the terms thereof are amended or waived in any respect which will result in a material adverse economic impact on Molex. Anything in this Agreement or the Original Sheldahl Agreement to the contrary notwithstanding, the execution, delivery and performance of the Merger Agreement, the Stock Purchase Agreement and Subordinated Debt Agreement or any agreement contemplated thereby shall not constitute an "Acquisition," as that term is used herein or in the Original Sheldahl Agreement, whether or not this Agreement continues in effect.

         4.5 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement as amended and restated nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against which enforcement of any such amendment, waiver, discharge or termination is sought.

         4.6 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile, by hand delivery or overnight mail to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

               If to Sheldahl:   Sheldahl, Inc.
                                 1150 Sheldahl Road
                                 Northfield MN 55057
                                 Attention: Edward L. Lundstrom
                                 Fax: 507-663-8326

               With a copy to:   Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                                 80 South 8th Street
                                 Minneapolis MN 55042
                                 Attention: Charles P. Moorse
                                 Fax: 612-371-3207 7

               If to Molex:      Molex Incorporated
                                 2222 Wellington Court
                                 Lisle IL 60532
                                 Attention: Frederick A. Krehbiel
                                 Fax: 630-512-8632

               With a copy to:   Sonnenschein Nath & Rosenthal
                                 8000 Sears Tower
                                 Chicago IL 60603
                                 Attention: Michael Froy
                                 Fax: 312-876-7934


All such notices and communications shall be effective when received by the addressee. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

         4.7 Severability. If any term, provision, covenant or restriction of this Agreement as amended and restated is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         4.8 Costs and Expenses. Sheldahl shall pay its own costs and expenses and the costs and expenses of Molex, including the fees and out-of-pocket expenses of legal counsel to Molex, incurred in connection herewith, whether or not the transactions contemplated herein are consummated.

         4.9 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement as amended and restated.

         4.10 Remedies. Sheldahl and Molex acknowledge that a breach of this Agreement by one party could cause the other party damage that may not be adequately compensated by damages at law. Therefore, Sheldahl and Molex agree that, in addition to other relief afforded by law, seeking an injunction for specific performance shall be a proper mode of relief for violations of this Agreement.

                           [Signature page to follow]

         IN WITNESS WHEREOF, the parties have caused this Agreement as amended and restated to be executed by their respective authorized officers as of the date aforesaid.

                               SHELDAHL, INC.

                               By: /s/ EDWARD L. LUNDSTROM
                                  ---------------------------------------------
                               Name:  Edward L. Lundstrom
                               Title: President

                               MOLEX INCORPORATED

                               By:  /s/ THOMAS S. LEE
                                  ---------------------------------------------
                               Name:  Thomas S. Lee
                               Title: Vice President New Ventures & Acquisitions

                                    EXHIBIT A

        Issued and Outstanding Sheldahl Common Stock as of July 30, 1998

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                      SHELDAHL
     TYPE OF SECURITY                                               COMMON STOCK
     ----------------                                               ------------
     Common Shares Issued and Outstanding                            9,660,615

     Series B Preferred (including dividends converted at $6.01
     through 7/30/98)                                                1,330,795

     Outstanding Warrants                                              167,812

     Series D Warrants                                                 329,170

     Series D Preferred (converted at $6.15)                         5,352,358
                                                                     ---------

     Total Sheldahl Common Stock (per Section 3.1)                  16,840,750
                                                                    ==========

     Molex Incorporated                                                340,000

     Series D Warrants                                                 120,000

     Series D Preferred $12.0M                                       1,951,219
                                                                     ---------

     Molex Incorporated Ownership                                    2,411,219
                                                                     =========

     Molex Incorporated Percentage Ownership                            14.32%

                                   Schedule I

1.       Tyco International, Ltd./AMP

2.       Hon Hai/FoxConn

3.       Framatome Group/FCI